Exhibit 10.1

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

This THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of December 30, 2016, by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement (as defined below) or otherwise party thereto from time to time including Oxford in its capacity as a Lender and PACIFIC WESTERN BANK, a California state chartered bank with an office located at 406 Blackwell Street, Suite 240, Durham, NC 27701(as successor in interest by merger to Square 1 Bank) (“Bank”) (each a “Lender” and collectively, the “Lenders”), and TREVENA, INC., a Delaware corporation, with offices located at 1018 West 8th Avenue, Suite A, King of Prussia, PA 19406 (“Borrower”).

WHEREAS, Collateral Agent, Lenders (including Bank as successor in interest by merger to Square 1 Bank) and Borrower have entered into that certain Loan and Security Agreement dated as of September 19, 2014 (as amended from time to time, including but without limitation by that certain First Amendment to Loan and Security Agreement dated as of April 13, 2015 and that certain Second Amendment to Loan and Security Agreement dated as of December 23, 2015, the “Loan Agreement”);

WHEREAS, Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement;

WHEREAS, Borrower has requested that Collateral Agent and Lenders amend the Loan Agreement as more fully set forth herein; and

WHEREAS, Collateral Agent and Lenders have agreed to amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Lenders and Collateral Agent hereby agree as follows:

1.              Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.              Section 2.2(a)(iii) of the Loan Agreement is amended and restated as follows:

(iii) Subject to the terms and conditions of this Agreement, and solely at Borrower’s option and upon its request and its delivery to each Lender of an officer’s certificate (and, upon the request of the Lenders, evidence and data, reasonably acceptable to each Lender) that includes a representation that, as of the date of Borrower’s request, management is not aware of any results or other information from the ongoing ATHENA open label safety study of TRV130 that it believes would preclude the Company’s filing in good faith of a new drug application for TRV130 with the U.S. Food and Drug Administration, the Lenders agree, severally and not jointly, during the Third Draw Period, to make term loans to Borrower in a single advance in an aggregate amount up to Ten Million Dollars ($10,000,000.00) according to each Lender’s Term C Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term C Loan”, and collectively as the “Term C Loans”; each Term A Loan, Term B Loan or Term C Loan is hereinafter referred to singly as a “Term Loan” and the Term A Loans, the Term B Loans and the Term C Loans are hereinafter referred to collectively as the “Term Loans”). After repayment, no Term C Loan may be re-borrowed.

3.              Section 2.2(b) of the Loan Agreement is amended and restated as follows:

(b)  Repayment.  Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan but only to the extent not already prepaid pursuant to this Section 2.2(b), and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal, plus all accrued interest, in arrears, to Collateral Agent, for the benefit of the Lenders, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to (x) if the Amortization Date is April 1, 2017, thirty-six (36) months, (y) if the Amortization Date is January 1, 2018 and the Maturity Date Extension Event has not occurred, twenty seven (27) months and (z)if the Amortization Date is January 1, 2018 and the Maturity Date Extension Event has occurred by such date, thirty six (36) months.  All unpaid principal and accrued and unpaid interest with respect to each Term Loan is due and payable in full on the Maturity Date. Each Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

4.              Section 13.1 of the Loan Agreement is hereby amended by amending and restating the following definition therein as follows:

“Amortization Date” is April 1, 2017; provided, however, if the Interest Only Extension Event has occurred and no Event of Default has occurred and is continuing as of March 31, 2017, such date shall be January 1, 2018.

“Basic Rate” is, (A) with respect to Term A Loans and Term B Loans, the per annum rate of interest (based on a year of three hundred sixty (360) days), equal to Six and one-half percent (6.50%) and (B) with respect to Term C Loans, the per annum rate of interest (based on a year of three hundred sixty (360) days) equal to the greater of (i) Six and one-half percent (6.50%) and (ii) the sum of (a) the thirty (30) day U.S. LIBOR rate reported in the Wall Street Journal three (3) Business Days prior to the Funding Date of the Term C Loans, plus (b) Six percent (6.00%).

“Financing Event” means the receipt by Borrower of net cash proceeds of not less than Fifty Million Dollars ($50,000,000.00), after October 4, 2016 and on or before March 31, 2017, from (i) the sale of its equity securities and/or (ii) “up front” or milestone payments in connection with a joint venture, collaboration or other strategic partnering transaction.

“Interest Only Extension Event” means Collateral Agent’s and Lenders’ receipt, on or before March 31, 2017, of evidence that each of the two Phase III efficacy trials of oliceridine (TRV130), known as APOLLO-1 and APOLLO-2, have met their respective primary endpoints, in each case in form and substance satisfactory to Collateral Agent and Lenders.

“Third Draw Period” is the period commencing on the date of the occurrence of the Interest Only Extension Event and ending on the earlier of (i) March 31, 2017, (ii) thirty (30) days after the occurrence of the Interest Only Extension Event, and (iii) the occurrence of an Event of Default; provided, however, that the Third Draw Period shall not commence if on the date of the occurrence of the Interest Only Extension Event an Event of Default has occurred and is continuing.

5.              Schedule 1.1 to the Loan Agreement is hereby amended and restated in its entirety as follows:

SCHEDULE 1.1

Lenders and Commitments

Term A Loans

Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LLC	$1,428,572.00	71.4286%
PACIFIC WESTERN BANK	$571,428.00	28.5714%
TOTAL	$2,000,000.00	100.00%

Term B Loans

Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LLC	$11,785,719.00	71.4286%
PACIFIC WESTERN BANK	$4,714,281.00	28.5714%
TOTAL	$16,500,000.00	100.00%

Term C Loans

Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LLC	$7,142,860.00	71.4286%
PACIFIC WESTERN BANK	$2,857,140.00	28.5714%
TOTAL	$10,000,000.00	100.00%

Aggregate (all Term Loans)

Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LLC	$20,357,151.00	71.4286%
PACIFIC WESTERN BANK	$8,142,849.00	28.5714%
TOTAL	$28,500,000.00	100.00%

6.              Limitation of Amendment.

a.              The amendments set forth in Sections 2 through 5 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

b.              This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

7.              To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

a.              Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

b.              Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

c.               The organizational documents of Borrower delivered to Collateral Agent on the Effective Date, and updated pursuant to subsequent deliveries by the Borrower to the Collateral Agent, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

d.              The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (i) any law or regulation binding on or affecting Borrower, (ii) any contractual restriction with a Person binding on Borrower, (iii) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

e.               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

f.                This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

8.              Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

9.              This Amendment shall be deemed effective as of the date first set forth above upon (a) the due execution and delivery to Collateral Agent of this Amendment by each party hereto, (b) Borrower’s payment of an amendment fee of Twenty Thousand Dollars ($20,000) to be shared between the Lenders based upon their respective Pro Rata Shares and (c) Borrower’s payment of all Lenders’ Expenses incurred through the date hereof, which may be debited (or ACH’d) from any of Borrower’s accounts, which is in addition to the amendment fee set forth in clause (b) of this Section 10.

10.       This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

11.       This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to the Loan Agreement to be executed as of the date first set forth above.

BORROWER:

TREVENA, INC.

By	/s/ Roberto Cuca
Name:	Roberto Cuca
Title:	SVP and Chief Financial Officer

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By	/s/ Mark Davis
Name:	Mark Davis
Title:	Vice President of Finance

LENDER:

PACIFIC WESTERN BANK

By	/s/ Evan Travis
Name:	Evan Travis
Title:	SVP